 EXHIBIT 16.1

             Windes & McClaughry Accountancy Corporation
18201 Von Karman Avenue, Suite 1060
Irvine, California 92612

June 3, 2008

Securities and Exchange Commission
100 F. Street, NE
Washington, D.C. 20549

Re:     Seychelle Environmental Technologies, Inc.

Ladies and Gentlemen:

We have read the statements made by Seychelle Environmental Technologies, Inc. (the Company), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of the Company dated May 30, 2008 and expected to be filed on or about June 3, 2008.

Except as described below in our comments, we agree with the other statements concerning Windes & McClaughry Accountancy Corporation in Item 4.01 of the Form 8-K.

Part (a)(i) - We have no basis on which to agree or disagree with the statements that the Board of Directors has replaced Windes & McClaughry Accountancy Corporation with Moore & Associates, CHTD and whether Moore & Associated, CHTD has formally accepted Seychelle as a client for the fiscal 2009 audit.

Part (a)(iii) - . We have no basis on which to agree or disagree with statement that the dismissal of Windes & McClaughry Accountancy Corporation was approved by the Board of Directors.

Part (b) - We have no basis on which to agree or disagree with statements that Moore & Associates, CHTD has not consulted with the Company regarding the items in Part (b)(1), (2) and (3).

Very truly yours,

/s/ Windes & McClaughry Accountancy Corporation